Exhibit 99

NEWS RELEASE
For Immediate Release: October 19, 2007

For Immediate Release: October 19, 2007	NEWS RELEASE

Telkonet Announces Strategic Investment in 1-800-905-GEEK Companies to target residential and small business broadband over powerline market

Germantown, MD, Telkonet, Inc. (AMEX: TKO), the leading technology solutions provider for broadband networking, end-to-end service support and energy management, today announced a strategic investment in 1-800-905-GEEK, the nation's premier provider of on-site computer services. Under the terms of the stock purchase agreement, Telkonet has acquired a 30% stake in the company from several stockholders of 1-800-905-GEEK in exchange for 2,940,200 shares of Telkonet common stock valued at approximately $4.5 million. The number of shares issued in connection with this transaction was determined using a per share price equal to the average closing price of the Telkonet common stock on the American Stock Exchange (AMEX) during the ten trading days immediately preceding the closing date. The number of shares is subject to adjustment on the date Telkonet files a registration statement for the shares issued in this transaction, which must be occur no later than the 90th day following the closing date. The up or down adjustment to the number of shares issued will be determined using a per share price equal to the average closing price of the Telkonet common stock on the AMEX during the ten trading days immediately preceding the date the registration statement is filed. The strategic investment is designed to further strengthen the commitment between the two companies to bring Telkonet's family of broadband networking and energy management products to the small business and residential markets.

Earlier this year, Telkonet and 1-800-905-GEEK announced a customized private label product specifically designed for 1-800-905-GEEK’s residential and small business markets. This product, the GEEK LINK SYSTEM, is now fully developed, and shipments have already begun to fulfill initial orders.

The GEEK LINK SYSTEM, which is based on Telkonet’s in-building powerline communications (PLC) technology, enables high-speed Internet access and IP connectivity using a building’s internal electrical wiring. Telkonet has designed a major modification for the GEEK LINK SYSTEM to enable easy installation into the home and small business environments. Whereas Telkonet’s commercial version of its PLC technology requires installation by a licensed electrician, the GEEK LINK SYSTEM makes use of a unique technology innovation that will allow the product to interface with the building’s electrical wiring by simply plugging it into any ordinary electrical outlet. Once the GEEK LINK SYSTEM is installed and configured, it can be leveraged to enable robust Internet access, security camera, VoIP and energy management applications from any ordinary electrical outlet in the building.

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Contacts: Joe Noel Telkonet 240.912.1851 Andrew Hellman CEOcast 212.732.4300 adhellman@ceocast.com Georgina Garrett/Simon Jones Garrett Axford +44.1903.854900 mail@garrett-axford.co.uk

Ron Pickett, chief executive officer of Telkonet, commented, “This strategic investment in one of the fastest growing on-site computer services companies in the country is consistent with our strategy of partnering with best-in-class companies to distribute our products to the market. The market for residential and small business technical support services is growing rapidly and we believe is a high value channel to drive additional distribution of our innovative technologies.”

About Telkonet
Telkonet specializes in advanced integrated solutions for broadband data networking and energy management, including its highly successful in-building powerline communications (PLC) technology. Headquartered in Germantown, Maryland, USA, Telkonet has over 140 employees and serves thousands of customers worldwide.

The company’s unique broadband networking solutions currently support more than a million network users per month, with its energy management systems optimizing energy consumption in over 60,000 rooms. Telkonet’s technology innovation is underpinned by the highest level of end-to-end quality of service, with comprehensive technical customer support. Its systems deliver wide-ranging functionality, from wired and wireless high-speed Internet access to energy management, IP surveillance and local area networking. Telkonet’s platforms are widely deployed on the global stage – in single buildings and ships, in multi-building complexes, hospitality venues and multi-dwelling units, and at government, education and defense locations.

Telkonet’s innovations include the revolutionary Telkonet iWire System™, which converts a site’s existing internal electrical infrastructure into an IP network backbone – quickly, cost-effectively and without disruption. The portfolio also includes the integrated EthoStream product suite, providing a comprehensive and advanced technology management platform for the hospitality industry, differentiated by outstanding remote management tools and a dedicated customer support facility. Telkonet SmartEnergy completes the line-up, delivering typical bottom line savings of 30% by controlling in-room energy consumption according to occupancy. For more information, please visit www.telkonet.com.

About 1-800-905-GEEK

1-800-905-GEEK (a Geeks On Call Company) is a premier national provider of on-site computer service and solutions in the U.S. Its certified IT professionals provide computer privacy and security solutions, hardware and network installations, troubleshooting, repairs, upgrades, and consulting to homes and businesses alike. Founded in 1999, the company helped pioneer the on-site residential and business IT service concept. Today it has approximately 300 franchises nationwide. Recognized for its growth by Franchise Times and Entrepreneur Magazine, the company was named the #1 new franchise company in America in the January 2006 issue. All 1-800-905-GEEK franchises are independently owned and operated. For more information, visit http://www.1800905geek.com/.

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